Exhibit 99.1

NEWS

For immediate release

Contact: Richard J. Poulton, Vice President, Chief Financial Officer

(630) 227-2075 or rpoulton@aarcorp.com

AAR CORP. COMPLETES $225 MILLION

PRIVATE PLACEMENT OF CONVERTIBLE NOTES

WOOD DALE, ILLINOIS (February 11, 2008) — AAR CORP. (NYSE: AIR) today announced the completion of a private placement of $125 million aggregate principal amount of 1.625% convertible senior notes due 2014 and $100 million aggregate principal amount of 2.25% convertible senior notes due 2016 (together, the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at the election of the Company, in cash, common stock or a combination of cash and common stock.   The Company intends to use $125.0 million of the net proceeds of the offering to repay short-term indebtedness under its revolving credit facility, $26.6 million of the net proceeds to pay the net cost of the convertible note hedge and warrant transactions that the Company has entered into with an affiliate of one of the initial purchasers, and the remainder of the net proceeds for general corporate purposes.  These convertible note hedge and warrant transactions are intended to reduce potential dilution to the Company’s common stock upon potential future conversion of the Notes and generally have the effect on the Company of increasing the conversion price of the Notes to approximately $48.83 per share, representing a 75.0% premium based on the last reported sale price of $27.90 per share on February 5, 2008.

The Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws.  This news release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2007 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in the Company’s filings with the Securities and Exchange Commission.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101